Exhibit 10.3
Form of Employee Performance Restricted Stock Unit Award Letter under the Bristow Group Inc. 2007 Long Term Incentive Plan

«FirstLast»
(address)

Dear «Name»:

Bristow Group Inc. (the “Company”) hereby awards to you effective as of ______________, 200____ (the “Award Date”) _________ Performance Restricted Stock Units in accordance with the Bristow Group Inc. 2007 Long Term Incentive Plan (the “Plan”).  Each Performance Restricted Stock Unit represents the opportunity for you to receive one share of common stock of the Company, par value $.01 (“Common Stock”), upon the Company’s achievement of a performance goal.

Your Performance Restricted Stock Unit Award is more fully described in the attached Appendix A, Terms and Conditions of Employee Performance Restricted Stock Unit Award (which Appendix A, together with this letter, is the “Award Letter”). Any capitalized term used and not defined in the Award Letter has the meaning set forth in the Plan. In the event there is an inconsistency between the terms of the Plan and the Award Letter, the terms of the Plan control.

The number of Shares of Common Stock you may earn will be determined based upon the Company’s achievement of a performance goal during the three or five year period following the Award Date as described in Appendix A.

Your Performance Restricted Stock Units are subject to the terms and conditions set forth in the enclosed Plan, the Prospectus for the Plan, this Award Letter and any rules and regulations adopted by the Compensation Committee of the Company’s Board of Directors in accordance with the terms of the Plan. Note that in most circumstances, on the date your Performance Restricted Stock Units vest, the Fair Market Value of the stock awarded on the vesting date will be taxable income to you. You should closely review Appendix A and the Plan Prospectus for important details about the tax treatment of your Performance Restricted Stock Units.

This Award Letter, the Plan, and any other attachments should be retained in your files for future reference. This Performance Award is subject to the approval of the Plan by the stockholders of the Company at its Annual Meeting of Stockholders to be held in August 2007. In the event the Plan is not so approved, this Performance Award will be null and void.

Congratulations on your Performance Award.

Very truly yours,

William E. Chiles
President and Chief Executive Officer
Enclosures

Appendix A

Terms and Conditions of
Employee Performance Restricted Stock Unit Award
[Date]

The Performance Restricted Stock Unit Award by Bristow Group Inc. (the “Company”) to you effective as of the Award Date provides for the opportunity for you to receive, if certain conditions are met, shares of common stock of the Company, par value $.01 (“Common Stock”), subject to the terms and conditions set forth in the Bristow Group Inc. 2007 Long Term Incentive Plan (the “Plan”), the enclosed Prospectus for the Plan, any rules and regulations adopted by the Compensation Committee of the Company’s Board of Directors (the “Committee”), and this Award Letter.  Any capitalized term used and not defined in the Award Letter has the meaning set forth in the Plan. In the event there is an inconsistency between the terms of the Plan and the Award Letter, the terms of the Plan control.

1.  Vesting of Performance Restricted Stock Units

Except as otherwise provided in Section 4 or 5 of this Appendix:

(a)  The Performance Restricted Stock Units awarded to you in this Award Letter will vest, and an equal number of Shares of Common Stock will be transferred to you, if the Company’s Average Daily Closing Stock Price as quoted on the New York Stock Exchange during the period commencing on the Award Date and concluding on the date immediately preceding the third anniversary of the Award Date (the “Third Anniversary Measurement Period”) equals or exceeds _____, provided that you have been continuously employed by the Company from the Award Date through the third anniversary of the Award Date.

(b)  If the Performance Restricted Stock Units awarded to you in this Award Letter do not vest at the end of the Third Anniversary Measurement Period, such Performance Restricted Stock Units will vest, and an equal number of Shares of Common Stock will be transferred to you, if the Company’s Average Daily Closing Stock Price as quoted on the New York Stock Exchange during the period commencing on the Award Date and concluding on the date immediately preceding the fifth anniversary of the Award Date (the “Fifth Anniversary Measurement Period”) equals or exceeds _____, provided that you have been continuously employed by the Company from the Award Date through the fifth anniversary of the Award Date.

(c)  If the Performance Restricted Stock Units awarded to you pursuant to this Award Letter do not vest at the end of either the Third Anniversary Measurement Period or the Fifth Anniversary Measurement Period, all of your contingent rights under your Performance Restricted Stock Units will cease, your Performance Restricted Stock Units will be forfeited, and you shall not receive any Shares of Common Stock with respect to such Performance Restricted Stock Units.

(d)  In accordance with the provisions of the Plan, the Committee shall have the exclusive authority to make all determinations hereunder, including but not limited to, the method for calculating the Average Daily Closing Stock Price of the Common Stock.

(e)  You will not be required to pay any purchase price for any Common Stock earned pursuant to this Award Letter; however, you will be required to satisfy any applicable tax withholding pursuant to Section 6 of this Appendix.

2.  Restrictions

Until and unless your Performance Restricted Stock Units become vested, you do not own any of the Common Stock potentially subject to the Performance Restricted Stock Units awarded to you in this Award Letter and you may not attempt to sell, transfer, assign or pledge the Performance Restricted Stock Units or the Common Stock that may be awarded hereunder.  Immediately upon any attempt to transfer such rights, your Performance Restricted Stock Units, and all of the rights related thereto, will be forfeited by you and cancelled by the Company.

The Performance Restricted Stock Units awarded hereunder shall be accounted for by the Company on your behalf on a ledger.  Promptly after your Performance Restricted Stock Units have vested in accordance with the terms hereof (but in no event more than 2 ½ months after your Performance Restricted Stock Units have vested), the total number of Shares of Common Stock you have earned, minus any Shares retained to satisfy the applicable tax withholding obligations in accordance with Section 6 of this Appendix, will be delivered in street name to your brokerage account (or, in the event of your death, to a brokerage account in the name of your beneficiary in accordance with the Plan) or, at the Company’s option, a certificate for such Shares will be delivered to you (or, in the event of your death, to your beneficiary in accordance with the Plan).

3.  Dividends and Voting

The Performance Restricted Stock Units granted herein do not give you any rights as a stockholder of the Company including, but not limited to, voting and dividend rights.

4.  Termination of Employment

(a)   Forfeiture and Vesting.  Except as provided in this Section 4 and Section 5 of this Appendix, if your employment is terminated, your unvested Performance Restricted Stock Units shall be immediately forfeited.

(b)  Death or Disability.  If your employment is terminated by reason of death or Disability, your Performance Restricted Stock Units will be immediately vested in full and will be settled in accordance with the provisions of Sections 1 and 2 of this Appendix.  For purposes of this Appendix, Disability shall have the meaning given that term by the group disability insurance, if any, maintained by the Company for its employees or otherwise shall mean your complete inability, with or without a reasonable accommodation, to perform your duties with the Company on a full-time basis as a result of physical or mental illness or personal injury you have incurred for more than 12 weeks in any 52 week period, whether consecutive or not, as determined by an independent physician selected with your approval and the approval of the Company

(c)  Retirement.  If your employment terminates by reason of retirement under a retirement program of the Company or one of its subsidiaries approved by the committee after you have attained age 62 and have completed five continuous years of service (as determined by the Committee), your Performance Restricted Stock Units will no longer be subject to forfeiture for termination of employment and may still vest in accordance with Section 1, above.

(d)  Committee Determinations.  The Committee shall have absolute discretion to determine the date and circumstances of termination of your employment, and its determination shall be final, conclusive and binding upon you.

5.  Change in Control

Acceleration of Lapse of Restrictions.  If you are employed by the Company on the date of a Change in Control of the Company all of your Performance Restricted Stock Units will be immediately vested in full and will be settled in accordance with the provisions of Sections 1 and 2 of this Appendix.  A Change in Control of the Company shall be deemed to have occurred as of the first day any one or more of the following conditions shall have been satisfied:

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of Shares representing 35% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this clause (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation or other entity controlled by the Company, or (iv) any acquisition by any corporation or other entity pursuant to a transaction which complies with subclauses (i), (ii) and (iii) of clause (c) below; or

(b) Individuals who, as of the Effective Date of the Plan, are members of the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of the Company; provided, however, that for purposes of this clause (b), any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of the Company; or

(c) Consummation of a reorganization, merger, conversion or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then outstanding combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation or other entity resulting from such Business Combination (including, without limitation, a corporation or other entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Voting Securities, (ii) no Person (excluding any corporation or other entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation or other entity resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of the combined voting power of the then outstanding voting securities of the corporation or other entity resulting from such Business Combination except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation or other entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors of the Company, providing for such Business Combination; or

(d) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company other than in connection with the transfer of all or substantially all of the assets of the Company to an affiliate or a Subsidiary of the Company.

6.  Tax Consequences and Income Tax Withholding

(a)  You should review thePlan Prospectus for a general summary of the U.S. federal income tax consequences of your receipt of this Performance Award based on currently applicable provisions of the Code and related regulations. The summary does not discuss state and local tax laws or the laws of any other jurisdiction, which may differ from U.S. federal tax law. Neither the Company nor the Committee guarantees the tax consequences of your Performance Award herein.  You are advised to consult your own tax advisor regarding the application of the tax laws to your particular situation.

(b)  The Performance Award under this Award Letter is subject to your making  arrangements satisfactory to the Committee to satisfy any applicable U.S. federal, state or local withholding tax liability arising from the vesting of the Performance Restricted Stock Units. You can either make a cash payment to the Company of the required amount or, at the discretion of the Committee, you can elect to satisfy your withholding obligation by having the Company retain Common Stock having a Fair Market Value on the date tax is to be determined approximately equal to the amount of your withholding obligation from the Shares of Common Stock otherwise deliverable to you upon the vesting of your Performance Restricted Stock Units. You may not elect for such withholding to be greater than the minimum statutory withholding tax liability arising from the vesting of the Performance Restricted Stock units. If you fail to satisfy your withholding obligation in a time and manner satisfactory to the Committee, no Shares will be issued to you or the Company at its discretion shall have the right to withhold the required amount from your salary or other amounts payable to you prior to the delivery of the Common Stock to you.

(c)  In addition, you must make arrangements satisfactory to the Committee to satisfy any applicable withholding tax liability imposed under the laws of any other jurisdiction arising from the Performance Award hereunder. You may not elect to have the Company withhold Shares having a value in excess of the minimum withholding tax liability under local law. If you fail to satisfy such withholding obligation in a time and manner satisfactory to the Committee, no Shares will be issued to you or the Company shall have the right to withhold the required amount from your salary or other amounts payable to you prior to the delivery of the Common Stock to you.

7.  Restrictions on Resale

Other than the restrictions referenced in Section 2, there are no restrictions imposed by the Plan on the resale of Common Stock acquired under the Plan.  However, under the provisions of the Securities Act of 1933 (the “Securities Act”) and the rules and regulations of the Securities and Exchange Commission (the “SEC”), resales of Shares acquired under the Plan by certain officers and directors of the Company who may be deemed to be “affiliates” of the Company must be made pursuant to an appropriate effective registration statement filed with the SEC, pursuant to the provisions of Rule 144 issued under the Securities Act, or pursuant to another exemption from registration provided in the Securities Act.  At the present time, the Company does not have a currently effective registration statement pursuant to which such resales may be made by affiliates.  These restrictions do not apply to persons who are not affiliates of the Company; provided, however, that all employees and the Performance Award made hereby are subject to the Company's policies against insider trading (including black-out periods during which no sales are permitted) and to other restrictions on resale that may be imposed by the Company from time-to-time if it determines such restrictions are necessary or advisable to comply with applicable law.

8.  Effect on Other Benefits

Income recognized by you as a result of this award of Performance Restricted Stock Units, vesting of your Performance Restricted Stock Units, or settlement in Common Stock or payment of dividends on your Common Stock will not be included in the formula for calculating benefits under any of the Company’s retirement and disability plans or any other benefit plans.

9.Compliance With Laws

This Award Letter, the Performance Restricted Stock Units and any Common Stock issued hereunder shall be subject to all applicable federal and state laws and the rules of the exchange on which Shares of the Company’s Common Stock are traded. The Plan and this Award Letter shall be interpreted, construed and constructed in accordance with the laws of the State of Delaware without regard to its conflicts of law provisions, except as may be superseded by applicable laws of the United States.

10.Miscellaneous

(a)  Not an Agreement for Continued Employment or Services.  This Award Letter will not, and no provision of this Award Letter will be construed or interpreted to, create any right to be employed by or to provide services to or to continue your employment with or to continue providing services to the Company or the Company’s affiliates, Parent or Subsidiaries or their affiliates.

(b)  Community Property.  Each spouse individually is bound by, and such spouse’s interest, if any, in this award of Performance Restricted Stock Units or in any Shares of Common Stock that may be awarded hereunder is subject to the terms of this Award Letter.  Nothing in this Award Letter shall create a community property interest where none otherwise exists.

(c)  Amendment for Code Section 409A.  This Incentive Award is intended to be exempt from Code Section 409A.  If the Committee determines that this Incentive Award may be subject to Code Section 409A, the Committee may, in its sole discretion, amend the terms and conditions of this Award Letter to the extent necessary to comply with Code Section 409A.

If you have any questions regarding your award of Performance Restricted Stock Units or would like to obtain additional information about the Plan or the Committee, please contact the Company’s General Counsel, Bristow Group Inc., 2000 W. Sam Houston Parkway South, Suite 1700, Houston, Texas 77042 (telephone (713) 267 - 7600).   Your Award Letter, the Plan and all attachments should be re